Sub-Item 77I

Dreyfus New York AMT-Free Municipal Bond Fund

At a meeting held on May 7, 2013, the Board of Trustees for Dreyfus New York AMT-Free Municipal Bond Fund (the "Registrant") approved the creation of an additional class of shares, Class Y shares, descriptions of which appear in the documents incorporated by reference below:

1. The sections of the Registrant's Prospectus under the heading "Shareholder Guide" and the Registrant's Statement of Additional Information under the heading "Shareholder Services," incorporated by reference to Post-Effective Amendment No. 43 ("Post-Effective Amendment No. 43) to the Registrant's Registration Statement on Form N-1A, filed on June 20, 2013, effective as of July 1, 2013.

2. The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 43.